Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Turner Funds:

We consent to the use of our report dated November 22, 2013, with respect to the financial statements of the Turner Funds comprising the Turner Market Neutral Fund, Turner Medical Sciences Long/Short Fund, Turner Spectrum Fund, Turner Titan Fund, Turner All Cap Growth Fund, Turner Emerging Growth Fund, Turner Large Growth Fund, Turner Midcap Growth Fund, Turner Small Cap Growth Fund, and Turner Emerging Markets Fund, as of September 30, 2013 incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the headings, “Independent Registered Public Accounting  Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 27, 2014